Exhibit 10.1

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
(Effective March 2020)

Cash Compensation

Directors of Kadant Inc. (the “company”) who are not employees are paid the following fees for serving on our board of directors:

•	An annual retainer of $65,000.

•	An additional annual retainer for our non-executive chairman of the board of $60,000.

•	An additional annual retainer for chairmen of the following committees:

•	audit committee - $10,000;

•	compensation committee - $7,500;

•	nominating and corporate governance committee - $5,000; and

•	risk oversight committee - $5,000.

•	Reimbursement of out-of pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.

We do not provide any meeting fees to our directors for their board service. All annual retainers are paid in equal monthly installments and may be prorated to the next full month based on applicable service.

Restricted Stock Units

Each of our non-employee directors also receives an annual award, as determined by the Board of Directors, of stock-settled restricted stock units (“RSUs”), distributable in shares of common stock upon vesting. The RSUs vest as determined by the Board of Directors.

All awards are made under our company’s stockholder-approved equity incentive plans. The vesting of all awards accelerates in the event of a change in control of our company. Any awards, to the extent not previously vested, are forfeited if the recipient is no longer a member of our board of directors on the vesting dates for any reason other than a change-in-control of the company. The terms and conditions governing these awards are stated in the form of restricted stock unit award agreement for non-employee directors filed as an exhibit to the company’s periodic reports filed with the Securities and Exchange Commission.

Stock Ownership Guidelines

Under our stock ownership guidelines adopted in March 2011, our directors are required to hold shares of our company’s common stock equivalent in value to three times their annual cash retainer. Compliance with the guidelines is measured annually following the close of the fiscal year, and directors have five years from the later of adoption of our stock ownership guidelines or their appointment as a director to attain compliance.